           EXHIBIT 4.2 - AMENDMENT TO 1992 INCENTIVE AND NONQUALIFIED
                                STOCK OPTION PLAN

STOCK RESERVED FOR THE PLAN.

            Subject to  adjustment  as provided in Section 7 hereof,  a total of ten million (10,000,000) shares of common stock, no par value ("Stock"),  of the
Company  shall be subject to the Plan.  The shares of Stock  subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any  Subsidiary  of the Company,  and such amount of shares of
Stock shall be and is hereby  reserved for such  purpose.  Any of such shares of
Stock which may remain unsold and which are not subject to  outstanding  Options at the termination of the Plan shall cease to be reserved for the purpose of the
Plan, but until termination of the Plan the Company shall at all times reserve a sufficient  number  of  shares  of Stock to meet the  requirements  of the Plan.
Should any Option expire or be cancelled prior to its exercise in full or should the number of shares of Stock to be  delivered  upon the  exercise in full of an
Option be reduced for any  reason,  the shares of Stock  theretofore  subject to such Option may again be subject to an Option under the Plan.